Exhibit 99.1

CONTACT:	Stephen A. Feldman Chief Financial Officer 212-590-6200 Financial Dynamics Leigh Parrish; Caren Villarreal 212-850-5651; 212-850-5633

dELiA*s, INC. COMPLETES SALE OF CCS BRAND

New York, NY – November 5, 2008 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting girls and young women between the ages of 12 and 19, today announced the closing of the previously announced sale of assets related to its CCS brand to Foot Locker, Inc. (NYSE: FL).

Upon closing, dELiA*s, Inc. received a $103.2 million cash payment from Foot Locker in exchange for all of the agreed upon assets relating to CCS, including certain intellectual property assets previously owned by Alloy, Inc. (NASDAQ: ALOY) used specifically in the CCS business. dELiA*s purchased certain intellectual property assets, together with specified media services from Alloy in exchange for aggregate consideration of approximately $9 million.

For the third quarter, the Company will report the results of CCS as discontinued operations. The Board of Directors is expected to reach a final determination of the use of the net after-tax proceeds of this sale after the end of fiscal year 2008.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of two lifestyle brands primarily targeting girls and young women between the ages of 12 and 19. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to teenage consumers through direct mail catalogs, websites, and for dELiA*s, mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, and “intend”, and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.